UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2016

Owens & Minor, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (804) 723-7000
Not applicable
(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

As previously disclosed in our Current Report on Form 8-K filed on January 6, 2016, Owens & Minor, Inc. (the “Company”) introduced a voluntary employee separation program (the “Program”) as part of its recently announced initiatives to reduce costs and streamline its organizational structure. At the time of filing of the Form 8-K, the Company was unable to make a good faith determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of the Form 8-K with respect to any charges that may be incurred as a result of the Program. This amendment includes updates to the disclosure in Item 2.05 of the Company’s previously-filed Form 8-K filed on January 6, 2016.

The Program has resulted in the voluntary separation of approximately 100 employees of the Company. The Company has also undertaken related initiatives designed to streamline operations and position the company for sustained profitable growth. On February 29, 2016, the Company initiated the separation of approximately 90 additional employees throughout all areas of the organization. The Company expects to complete substantially all of these actions during the first quarter of 2016. In aggregate, the separations represent approximately 2% of the Company’s global workforce.

In connection with the actions described above, the Company expects to record aggregate cash charges of approximately $8.5 million in the first quarter of 2016. These charges consist primarily of employee severance and benefits.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: March 4, 2016	By:	/s/ Nicholas J. Pace
		Name:	Nicholas J. Pace
		Title:	Senior Vice President, General Counsel and Corporate Secretary